Exhibit 28.1

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                       HBANCORPORATION, INC.
                                619 12th Street
                           Lawrenceville, Illinois 62439



                              PRESS RELEASE


FOR MORE INFORMATION              FOR IMMEDIATE RELEASE
Contact:  Kevin J. Kavanaugh      Date:  July 31, 1998
          President
          (618) 943-2515



                       HBANCORPORATION, INC.
                          AMENDS BYLAWS

     LAWRENCEVILLE, ILLINOIS -- HBancorporation, Inc. ("Corporation"), the parent company for Heritage National Bank, has announced that the Corporation has amended its bylaws to require that in order for any stockholder proposals to be considered filed timely with the Corporation, the proposal must be received at the executive offices of the Corporation no later than 60 days after the end of the Corporation's fiscal year end. The Corporation's fiscal year end is June 30th.

     "The Board of Directors approved the Bylaw amendment to ensure that the Corporation would have adequate time to review and respond to any stockholder proposals," and Kevin J. Kavanaugh, the Corporation's President. The amendment does not effect any other provisions in the Corporation's Bylaws.

     The Corporation's common stock is on the OTS Electronic Bulletin Board under the symbol "HBIN."